UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 29, 2004

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Second Street, San Francisco, California	94107
(Address of principal executive offices)	(Zip Code)

(415) 348-7000

Registrant’s telephone number, including area code

Item 5.  Other Information

On April 29, 2004, LookSmart, Ltd., a Delaware corporation (“LookSmart”), announced that it has acquired the Net Nanny business and assets from BioNet Systems, LLC, a privately-held company. The Net Nanny business includes desktop-based online filtering software for consumers and other assets and was acquired for $850,000 in cash and approximately 2 million shares of LookSmart common stock (the “Shares”). The agreement provides that LookSmart will file a registration statement to register the resale of approximately 1.8 million of the Shares with the Securities and Exchange Commission (“SEC”) prior to May 22, 2004.

Item 7.  Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release dated April 29, 2004.

Item 12. Results of Operations and Financial Condition

The information in Items 7 and 12 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

On April 29, 2004, LookSmart announced its financial results for the fiscal quarter ended March 31, 2004 and certain other information. A copy of LookSmart’s press release announcing these financial results and certain other information is attached as Exhibit 99.1 hereto and incorporated by reference herein.

The press release attached as an exhibit to this report includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements about the Company’s business and other matters contained in the press release are “forward-looking” rather than “historic.” The press release also states that a more thorough discussion of certain factors which may affect the Company’s operating results is included, among other sections, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its other public filings, which are on file with the SEC and available at the SEC’s website (http://www.sec.gov), and will also be included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 to be filed with the SEC in the second quarter of 2004.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd.
(Registrant)

April 29, 2004	/s/ William Lonergan
Date	William Lonergan, Chief Financial Officer